Exhibit 10.2
CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN
RESTRICTED UNIT AWARD DECLARATION

This Restricted Unit Award Declaration (“Declaration”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article VIII, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

1.Restricted Unit Award In General. Participant’s Restricted Unit Award (the “Award”) is outlined in the attached Notice of Restricted Unit Award of Cedar Fair, L.P. (the “Notice”) and is subject to Participant’s continuous employment by the Company or an Affiliate throughout each of the Restricted Periods that commence on the Grant/Award Date and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Restricted Period” and, collectively, the “Restricted Periods”). Distribution Equivalents on the Restricted Units shall be accumulated until the lapse of the Restricted Period, if and to the extent the Company makes distributions on its Units during the Restricted Period, and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Period, the Participant shall have the right to vote such Restricted Units, but the Participant shall not have the right to receive any payments or distributions with respect to such Restricted Units, and the Participant may not sell, transfer, pledge, or assign such Restricted Units.

2.Forfeiture. The Restricted Units shall be automatically forfeited if the Participant ceases to be employed by the Company or an Affiliate at any time during the Restricted Period, except as provided in Sections 3 and 5 of this Declaration.

3.Lapse of Restriction. The employment restriction on the Restricted Units shall lapse upon the Participant’s completion of continuous employment throughout the Restricted Period, and the Restricted Units shall thereupon become unrestricted Units. All Distribution Equivalents on the Restricted Units accumulated during the Restricted Period shall be paid in a lump sum promptly upon the lapse of the Restricted Period (but in any case no later than two and one-half (2-1/2) months after the end of the Participant’s employing entity’s fiscal year that coincides with or immediately follows the end of the Restricted Period).

If a Participant dies or incurs a Disability during employment and prior to the end of the Restricted Period that results in a Separation from Service, the employment restriction on the Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant (or the Participant’s estate) within ninety (90) days of the Participant’s death or Disability; provided that if the ninety- (90-) day period begins in one calendar year and ends in another, neither the Participant nor any beneficiary of a Participant shall have the right to designate the calendar year of payment.

If a Participant incurs a Separation from Service due to Retirement prior to the expiration of the Restricted Period, the employment restriction on the Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant within ninety (90) days of the date of the Participant’s Separation from Service due to Retirement; provided that any payment to a Specified Employee upon a Retirement (which is a Separation from Service) that is “nonqualified deferred compensation” within the meaning of Section 409A shall not be paid until the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Specified Employee shall not have the right to designate the calendar year of payment).

Except in the case of death, Disability, and Retirement, and as permitted by Section 409A and the Plan (including Section 13.1(b) of the Plan and Section 5 hereof), no lapse of restrictions or payment shall be accelerated.

4.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted Units to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.

5.Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Declaration. The change in control provisions of Section 4.2 of Participant’s employment agreement shall not apply to this Award and shall be superseded by this Declaration and Section 13.1(b) of the Plan. Section 6.1(f) of the Participant’s employment agreement shall apply to this Award and shall govern and control over any conflicting term of this Declaration. Accordingly, if Participant is entitled to payments under Section 6.1(f) of such employment agreement, then, subject to the release provisions of such employment agreement, Participant shall become fully vested in any portion of this Award that is scheduled to vest within the eighteen- (18-) month period following Participant’s date of termination, Participant shall receive payments on each payment date as provided in this Declaration as if the Participant were employed by Cedar Fair on the relevant payment date and all such portions of this Award shall be paid or vest pursuant to the terms of this Declaration, but without regard to any continuing employment requirements or proration. Portions of this Award that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following the Participant’s date of termination as described above under Section 6.1(f) of the employment agreement, shall vest and be paid only in accordance with the terms of this Award and the terms of the Plan.

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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

MAGNUM MANAGEMENT CORPORATION By: Title: Date:

In consideration for the Participant’s Restricted Unit Award for the [____ – ____] Restricted Periods described herein, Participant accepts the modifications made in this Declaration with respect to the treatment of this Award under Participant’s employment agreement with Cedar Fair.

PARTICIPANT By: Title: Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review on the Cedar Fair Intranet link at http://cfnet/ under “Document Share”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/default.aspx#annual-reports.

Notice of Restricted Unit Award of Cedar Fair, L.P.

Company Name

Plan

Participant Id

Participant Name

Participant Address

Grant/Award Type

Share Amount

Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares	Percent